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                                                                    Exhibit 10.5

                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of this 3rd day of January, 1996, by and between NUMATICS, INCORPORATED, a Michigan corporation with its principal offices at 1450 North Milford Road, Highland, Michigan 48031 (the "Company"), and JOHN H. WELKER, an individual residing at 4340 Chevron, Highland, Michigan 48356 ("Employee").


                             W I T N E S S E T H :


     WHEREAS, the Company desires to employ Employee, and wishes to have available and to be assured of his services on the terms and conditions hereinafter set forth; and

     WHEREAS, Employee wishes to be employed by the Company and to provide his services on the terms and conditions hereinafter set forth; and

     WHEREAS, the Company would be severely injured if the Employee should directly or indirectly, for himself or in the service of others, engage in certain activities in competition with the Company and the Company desires certain covenants to protect its reasonable competitive business interests;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Employee as the President and Chief Executive Officer of the Company and Employee hereby agrees to serve the Company in such capacity during the term of the Agreement. Employee shall have the duties, responsibilities and authority commensurate with and normally attending such position, as well as such additional powers and administrative duties as may be reasonably designated from time to time by the Board of Directors of the Company. Employee shall be in charge of the day-to-day operations of the business of the Company and all personnel shall report to Employee or his designees.

     2. Extent and Place of Services. Employee shall, subject to the reasonable vacation periods compatible with his position (the duration of which shall be determined from time to time by the Board of Directors of the Company but shall not be less than one


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(1) month each year), periods of illness and the like, devote substantially full time and attention to his duties hereunder. Employee shall perform his duties hereunder at such a place or places as the Board of Directors shall reasonably request from time to time; provided, however, Employee shall not be required to perform any services under this Agreement which will necessitate moving his residence from the metropolitan area of Highland, Michigan.

     3.   Term of Employment/Compensation.

          (a) Term. The term of Employee's employment hereunder shall be effective from the date hereof, and shall continue until and including December 31, 2003, unless his employment is terminated earlier as hereinafter provided.

          (b) Salary. During the period from the date of this Agreement to December 31, 1996, Employee will receive as compensation for his services a salary equal to an annualized salary of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00) payable twice each month, or as the Company normally pays, subject to normal federal, state and local tax withholding. Thereafter, Employee shall receive the following annual salaries payable as above:

               (i) Salary effective January 1, 1997, shall be TWO HUNDRED AND SEVENTY-FIVE THOUSAND DOLLARS ($275,000.00);

               (ii) Salary effective January 1, 1998 shall be THREE HUNDRED THOUSAND DOLLARS ($300,000.00);

               (iii) Salary effective January 1, 1999, shall be THREE HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS ($325,000.00);

               (iv) Salary effective January 1, 2000 shall be THREE HUNDRED AND FIFTY THOUSAND DOLLARS ($350,000.00);

               (v) Salary effective January 1, 2001 shall be THREE HUNDRED AND EIGHTY THOUSAND DOLLARS ($380,000.00);

               (vi) Salary effective January 1, 2002 shall be FOUR HUNDRED AND TEN THOUSAND DOLLARS ($410,000.00); and

               (iv) Salary effective January 1, 2003 through and including December 31, 2003, shall be FOUR HUNDRED AND FORTY THOUSAND DOLLARS ($440,000.00).

          (c) Performance Bonus. Employee shall receive a performance bonus, or additional compensation (over and above and in addition to the salary specified in paragraph 3(b)


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     above and any additional discretionary bonus awarded pursuant to paragraph
     3(d) below) in respect of each of the Company's calendar years during the term hereof, commencing with the calendar year ending December 31, 1996, calculated as follows:

               (i) Employee's salary shall be supplemented each year pursuant to this paragraph 3(c) based on the achieved profits of the Company. For the purposes of this Agreement, should the pretax, pre-interest consolidated profits of the Company exceed seventy-five (75%) of the forecasted amount set forth in the business plan annually submitted to the Board of Directors and approved thereby, a performance bonus will be earned. The amount of the performance bonus will be a percent of Employee's salary for each year in which more than seventy-five (75%) percent of the forecasted pre-tax, pre-interest consolidated business plan profit of the Company (the "Forecast Profit") is achieved. The amount of the performance bonus will be determined by multiplying (A) the ratio of (x) the amount by which the profits actually achieved exceeds 75% of the Forecast Profit for such year divided by (y) 25% of the Forecast Profit for such year times (B) seventy percent (70%) of Employee's salary; provided, however, no performance bonus shall be earned if the pretax, pre-interest consolidated profits of the Company are less than or equal to seventy-five percent (75%) of the Forecast Profit for any such year.

               (ii) For any year the pretax, pre-interest consolidated profits actually achieved will be determined before any charges for bonuses to any shareholders of the Company, including any bonuses payable hereunder, and before any Federal, foreign, state or local income tax charges, including, but not limited to, any charge for Michigan Single Business Tax or the German trade or income tax.

               (iii) Such performance bonus for any fiscal year shall be paid within seventy-five (75) days of the close of such fiscal year; provided, however, that in the event of termination of the employment of Employee for any reason or in the event the Company's fiscal year is changed during the term of this Agreement and a performance bonus is thereby based on less than a full fiscal year, then the performance bonus shall be prorated (on a monthly basis) for the portion of the fiscal year during which Employee was employed based upon actual performance through the end of the most recently-completed fiscal month ending on or prior to the date of such termination or the end of the short fiscal year as


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          compared to Forecast Profit for the portion of the fiscal year ended at the end of such fiscal month.

          (d) Discretionary Bonus. At the end of each fiscal year of the Company after the Company's fiscal year ending December 31, 1996, Employee shall be considered by the Board of Directors for additional discretionary bonus compensation. In reaching its decision as to the amount of any such discretionary bonus, the Board of Directors shall take into account the performance of the Company and the Employee. The amount of any such discretionary bonus payment shall be within the sole discretion of the Board of Directors acting by unanimous consent of all of its members. The Board of Directors will take into account the state of the economy in the previous fiscal year in deciding whether or not to award a bonus under this
     Section 3(d).

          (e) Business Expenses. Upon proper substantiation and documentation (for all items over $25.00) by Employee, the Company shall reimburse Employee promptly and not less frequently than once each month for all reasonable travel, lodging, food, entertainment and other related business expenses incurred by him in the performance of his duties hereunder pursuant to the Company's normal and customary policy.

          (f) Benefits. During the term of this Agreement, Employee shall be eligible to participate in any and all medical and dental reimbursement, wage continuation, profit-sharing, pension, stock option, stock purchase and other similar plans or fringe benefits of the Company, as the same may be amended from time to time, on the same basis as other executive officers of the Company. During the term of this Agreement, the Company agrees to purchase or lease for the sole use of Employee an automobile at least comparable to that presently being provided Employee by the Company which shall be replaced at least every two (2) years. During the term of this Agreement, the Company agrees to obtain and keep in force public liability and property damage insurance on such automobile, in amounts and with insurers reasonably satisfactory to Employee, with Employee named as party insured.

          (g) Salary and Benefit Continuation in the Event of Disability. In the event of any disability, illness or incapacity during the term hereof which does not constitute "permanent disability" as defined in Section 4(c) of this Agreement, Employee shall continue to receive the salary and all benefits then in effect during the continuance of such disability, illness, or incapacity.


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          (h)  Maximum Salary.  In any given calendar year, the Employee's total compensation under this section 3 shall not exceed 300% of that year's base salary.

     4. Termination of Employment. Notwithstanding the provisions of Section 3 of this Agreement, Employee's employment hereunder and all salary and benefits referred to in paragraph 3, unless otherwise expressly provided herein shall terminate on the earliest of the following dates:

          (a) The date of the death of Employee, provided that payments of Employee's regular salary in effect in the year of his death as provided in paragraph 3(b) shall continue to be paid twice a month for sixty (60) days after Employee's death;

          (b) Not less than thirty (30) days after the date on which the Company shall have given Employee notice of the termination of his employment by reason of failure to perform his duties hereunder due to permanent disability; provided, however, the Company shall only be allowed to exercise this termination option if the Company shall have obtained and shall have kept in full force and effect a disability insurance policy which will pay Employee the greater of fifty percent (50%) of his then current salary or $15,000.00 per month until his normal retirement date or until the disability or incapacity shall cease, whichever shall occur earlier. The term "permanent disability" for purposes of this Agreement shall mean that Employee is substantially incapable, as established on the basis of a written medical opinion from a physician acceptable to Employee, of performing the duties required of him under this Agreement because of physical or mental impairment for a continuous period of one hundred eighty
     (180) days; or

          (c) Sixty (60) days after the date on which the Company shall have given Employee written notice of the termination of his employment for any reason (including, without limitation, permanent disability with respect to which the insurance referred to in paragraph 4(b) is not maintained) other than "for cause" as defined below. If Employee's employment shall be terminated pursuant to this Section 4(c), Employee's regular salary (less the proceeds of disability insurance payable, if any, to Employee) for the year in which Employee is terminated, as provided in paragraph 3(b) shall be paid for a one year period (payable twice a month) beginning on the effective date of the Employee's termination of employment.

          (d) The date on which the Company shall have given Employee a written notice of termination, terminating his employment for cause. The term "cause" as used in this Agreement shall mean: (1) Employee's conviction of a felony;

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     (2) the willful and gross neglect by Employee of his duties; or (3) serious misconduct involving dishonesty in the course of employment. In the event that a member of the Board of Directors believes that "cause" for Employee's termination exists, such Board member shall give a written statement of such belief to Employee, the Company and all other members of the Board. A reasonable determination of whether "cause" for termination exists shall then be made by the Board of Directors (excluding Employee) after reasonable notice of not less than ten (10) days to Employee and an opportunity for Employee to be heard by the Board of Directors. Except as provided hereafter, if following the hearing the Board of Directors determines that cause exists, it may then send a written notice of termination to Employee. In the event cause is based solely on an item falling under clause (2) above, Company agrees that after its hearing, Employee shall be given written notice of the event or activity warranting termination hereunder for cause and shall be given thirty (30) days after the Board of Directors' determination that cause exists to cure any such event or cease any such activity delineated in the notice. If the grounds for cause has not then been ceased or cured, the Board may then send a written notice of termination to Employee. In the event of any such cure or cessation, the Company shall no longer be able to terminate Employee on the basis that such event or activity constituted cause.

          (e)  The date of Employee's voluntary resignation or retirement.

     5. Conventions and Meetings. Employee shall be entitled to attend, at Company's expense, such conventions, seminars and similar business meetings which, in his reasonable judgment, he deems necessary or desirable in connection with the performance of his duties for the Company.

     6.   Competitive Activities.

          (a) Except as provided in Section 6(c) hereof, Employee shall not, during his employment with the Company and for a period of one (1) year from the date of the termination of his employment with the Company, either directly or indirectly, as an employee, director, officer, co-venture, co-marketer, shareholder, partner, advisor or consultant of any business, engage in any commercial activity or participate in any venture of any kind that competes with the Company with respect to the Fluid Power Products Business, within the United States, Canada, Germany, the United Kingdom or any other country, territory or jurisdiction or with respect to any other business in which the Company shall be engaged at any time within two years prior to termination of the

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     Employee's employment with the Company. For purposes of this Agreement,
     "Fluid Power Products Business" shall mean the manufacture, marketing and distribution of air valves, actuators, air preparation equipment, filters, lubricators, regulators and other fluid power products (as they pertain to compressed air systems) to customers, including original equipment manufacturers and end users.

          (b) Employee acknowledges that the Company has expended substantial time and expense in the research and development of processes, technology, techniques and products which are unique to the Company or not generally known to others and which could be unfairly taken or used by others in competition with the Company, and he further acknowledges that competition with the Company is not based on geographical location. Accordingly, Employee agrees that the restrictions contained in this Agreement are reasonable and appropriate to protect the Company's reasonable competitive business interests.

          (c) Notwithstanding anything herein stated, (i) Section 6(a) of this Agreement shall not prohibit Employee from owning, with respect to any corporation, not more than 1% of any class of its securities listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and (ii) Section 6(a) of this Agreement shall apply only if the employee's employment with the Company or a subsidiary is terminated by Resignation. Resignation means the voluntary termination of employment with the Company or a subsidiary, including without limitation such termination after the age of sixty-five.

          (d) Employee acknowledges and understands that a breach by him of provisions 6(a) and 6(b) of this Agreement may cause the Company irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law. Employee therefore agrees that the Company shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of provisions 6(a) and 6(b) of this Agreement, and reasonable attorneys' fees in enforcing the provisions of 6(a) and 6(b) of this Agreement.

     7.   Confidential Information.

          (a) Except by written permission from the Company, Employee shall not disclose or use any Confidential Information of the Company or any of its subsidiaries of which Employee becomes informed during, or within five years after termination of, his employment, whether or not generated by Employee, except as required by his duties to the Company. The term Confidential Information for purposes of this


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     Agreement shall mean any information of the Company or any of its subsidiaries or customers of any of the foregoing, including any formula, pattern, compilation, program, device, method, technique or process that derives independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. Information does not lose its confidential status merely because it was known by a limited number of persons or entities or because it was not entirely the origin of the Company or its subsidiaries. Such non-disclosure and non-use shall mean, without limiting the generality of the foregoing, that Employee shall not, during such period, publish, disclose or use, or authorize anyone else to publish, disclose or use, such Confidential Information.

          (b) Upon termination of this employment with the Company, Employee agrees to deliver to the Company all materials that include Confidential Information, including without limitation customer cards or lists, product formulations, instruction sheets, drawings, manuals, letters, notes, notebooks, reports and copies thereof, and all other materials which are under his control and which relate to the Fluid Power Products Business or to any other aspect of the business of the Company or its subsidiaries (if any), including any product, apparatus, or process owned, manufactured, used, developed, or investigated by the Company or any subsidiary of the Company during the course of his employment. Employee agrees and understands that the same and all information contained therein shall be at all times the property of the Company. Further, upon termination of his employment with the Company, Employee agrees to make available to any person designated by the Company all information concerning pending or preceding transactions that may affect the operation of the Company or any subsidiary of the Company about which Employee has knowledge. The obligations of Employee contained in this paragraph are in addition to the obligation of Employee to return to the Company, upon the termination of his employment, all property of the Company then in his possession.

     8. Assignment of Inventions. Employee shall promptly disclose to the Company all inventions, discoveries, improvements, designs, processes, techniques, equipment, trademarks and copyrightable matter conceived or made by him during his employment and related to the Fluid Power Products Business or any other aspect of the business of the Company, and Employee hereby assigns all of his interest therein, including the good will of the business symbolized by any trademarks, to the Company. Employee further agrees to execute any applications, assignments and other instruments which the Company shall deem necessary to obtain


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letters patent, trademark registration or copyright registration in the United
States or any foreign country or to otherwise protect the Company's interests therein. Nothing contained in this provision shall apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any subsidiary of the Company was used and which was developed entirely on the Employee's own time, and which does not relate (1) to the Fluid Power Products Business or to any other aspect of the business of the Company or any subsidiary of the Company or (2) to the actual or anticipated research or development of the Company or any subsidiary of the Company.

     9. Governing Law. This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of Michigan other than the choice of law rules thereof.

     10. Entire Agreement/Binding Effect. This instrument contains the entire understanding and agreement between the parties relating to the subject matter hereof and supersedes any prior employment agreement between the parties, whether written or oral. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, and in the case of Employee, Employee's heirs and/or personal representatives.

     11. Assignment. The Employee shall not assign any of his obligations under this Agreement.

     12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall together constitute a single Agreement.

     13. Provisions Severable. To the extent that any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     14. Construction. Whenever possible, each provision of this Agreement shall be interpreted so that is valid under applicable law. If any provision of this Agreement is to any extent found to be invalid, illegal or unenforceable in any respect under applicable law, that provision shall still be effective to the extent it remains valid, and the remainder of this Agreement also will continue to be valid. If any restriction contained in this Agreement is found to be too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be


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construed or re-written so as to be enforceable to the maximum extent permitted by law.

     15. Headings. The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

     16. Notices. Any notice required or permitted to be given under the provisions of this Agreement shall be deemed properly given if in writing and delivered personally or if mailed certified or registered mail, return receipt requested, sufficient postage prepaid, to the following persons at the following addresses, or to such other person or other address as either party may designate by notice in writing to the other party to this Agreement:

          (a)  To Employee:

               John H. Welker
               4340 Chevron
               Highland, Michigan  48356

          (b)  To the Company:

               Numatics, Incorporated
               1450 North Milford Road
               Highland, Michigan  48031

               With a copy to:

               Michael R. Eisenson
               Harvard Private Capital Group, Inc.
               600 Atlantic Avenue
               Boston, Massachusetts  02210


     IN WITNESS WHEREOF, the parties hereto have set their hands and executed this Agreement as of the day and year first above written.


                              NUMATICS, INCORPORATED


                              By:  /S/  ROBERT P. ROBESON
                                   -------------------------------

                                   Its: VICE-PRESIDENT

                                   /S/  JOHN H. WELKER
                                   -------------------------------
                                        John H. Welker


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